Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell Treasurer (978) 715-1041 (800) 225-3384 Geoffrey_Helliwell@Millipore.com	Thomas Anderson Vice President Corporate Communications (978) 715-1043 (800) 225-3384 Thomas_Anderson@Millipore.com

Millipore Reports Third Quarter Earnings of $0.50 per Share

On 14 Percent Revenue Growth

Billerica, Massachusetts, October 15, 2003 – Millipore Corporation (NYSE/MIL) announced today that its third quarter sales were $200 million, up 14 percent from the same period last year. Sales growth in local currencies was 9 percent. Third quarter earnings from continuing operations were $0.50 per share which includes a $0.01 per share gain on the sale of real estate.

Fran Lunger, Millipore’s Chairman, CEO and President said: “Our third quarter revenue growth was a combination of 16 percent local currency growth in biotechnology and 5 percent local currency growth in both life sciences and other bioscience. The strong performance in biotechnology reflects an increase in demand for process chromatography media for the validation of new processes for existing drugs, systems for the initial manufacturing ramp-up of drugs currently in late stage clinical trials and consumables used in the manufacture of commercialized drugs.”

Lunger also noted; “Based on early indications in the fourth quarter, we do not expect to achieve biotechnology revenue growth at the same level as the third quarter. Long term growth prospects in biotechnology, given our market position and the number of new biotheraputics in the pipeline, remain strong.”

Millipore’s third quarter revenue growth by geography from continuing operations was as follows ($’s in millions):

Revenues by Geographic Area	Q3, 2003	Q3, 2002	% Growth	% Growth Local Currency
Americas	$85	$80	7%	7%
Europe	82	65	25%	12%
Asia/Pacific	33	31	9%	6%

Total	$200	$176	14%	9%

Use of Non-GAAP Financial Measures

All references to “local currencies” represent the foreign currency balances translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2003, thus excluding the impact of fluctuations in the actual foreign currency rates. The Company’s management uses this presentation for internal evaluation of the financial performance of the Company because it believes that the local currency results provide a clearer presentation of underlying business trends.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, October 15, 2003 at 5:30 p.m., Eastern Daylight Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a multinational, bioscience company that provides technologies, tools and services for the discovery, development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$200,053	$175,616	$583,872	$518,372
Cost of sales	91,563	76,795	262,423	220,845

Gross profit	108,490	98,821	321,449	297,527
Selling, general and administrative expenses	60,030	54,226	181,869	163,070
Research and development expenses	14,030	12,940	41,908	38,858
Restructuring and other	(796)	525	(1,400)	1,025

Operating income	35,226	31,130	99,072	94,574
Loss on investments	—	(2,344)	—	(2,344)
Interest income	441	354	1,205	876
Interest expense	(3,980)	(4,942)	(12,317)	(15,035)

Income before income taxes	31,687	24,198	87,960	78,071
Provision for income taxes	7,130	5,324	19,791	17,176

Income from continuing operations	24,557	18,874	68,169	60,895
Income on disposal of discontinued operations, net of taxes	—	—	—	2,900

Net income	$24,557	$18,874	$68,169	$63,795

Diluted income per share:
Continuing operations	$0.50	$0.39	$1.39	$1.26
Discontinued operations	—	—	—	0.06

Net income	$0.50	$0.39	$1.39	$1.32

Diluted weighted average shares outstanding	49,356	48,405	48,899	48,441

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$153,104	$101,242
Accounts receivable, net	177,914	160,462
Inventories	132,963	111,332
Deferred income taxes	11,694	11,694
Other current assets	7,212	5,481

Total current assets	482,887	390,211
Property, plant and equipment, net	293,247	262,604
Deferred income taxes	87,824	87,824
Intangible assets, net	25,933	28,064
Goodwill	9,433	9,646
Other assets	6,779	7,881

Total assets	$906,103	$786,230

Liabilities and shareholders’ equity
Notes payable	$—	$1,500
Accounts payable	62,409	57,596
Accrued expenses	66,200	58,431
Accrued retirement plan contributions	7,933	8,438
Accrued income taxes payable	14,233	8,464

Total current liabilities	150,775	134,429
Long-term debt	330,000	334,000
Other liabilities	33,257	30,297
Shareholders’ equity	392,071	287,504

Total liabilities and shareholders’ equity	$906,103	$786,230

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041